CONSENT OF AUTHOR

David Dreisinger, Ph.D., P.Eng.
5233 Bentley Crescent, Delta, British Columbia

US Securities and Exchange Commission

“I consent to the statements attributed to me respecting the technical report entitled “Technical Report on the Campo Morado Property, Revised Update on Exploration, Resources and Metallurgical Activities on the G-9 Deposit, Guerrero State, Mexico” by Ross Banner, David Gaunt, Daniel Kilby, Peter Taggart, Qingping Deng and David Dreisinger, dated December 13, 2006, included in the Annual Form on 20-F, dated January 12, 2007, filed by Farallon Resources Ltd. with the United States Securities and Exchange Commission.”

Dated this 12 day of January 2007

/s/ D. Dreisinger
_____________________________
David Dreisinger, Ph.D., P.Eng.